Exhibit 99.1
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF CALIFORNIA

CHARLES GRAHAM, Derivatively on	CASE NO.: 08-cv-0246 MMA (NLS)
Behalf of Nominal Defendant LEAP
WIRELESS INTERNATIONAL, INC.,
NOTICE OF SETTLEMENT OF
Plaintiff,	DERIVATIVE LITIGATION

vs.

S. DOUGLAS HUTCHESON, AMIN
KHALIFA, GRANT BURTON, DEAN M.
LUVISA, MICHAEL B. TARGOFF, JOHN D.
HARKEY, JR., ROBERT V. LaPENTA, MARK
H. RACHESKY, M.D., and JAMES D.
DONDERO,

Defendants,

- and -

LEAP WIRELESS INTERNATIONAL, INC., a
California corporation,

Nominal Defendant.

TO:	ALL CURRENT HOLDERS OF LEAP WIRELESS INTERNATIONAL, INC. (“LEAP” OR THE “COMPANY”) COMMON STOCK.
     IF YOU ARE A CURRENT OWNER OF LEAP COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.
     PLEASE TAKE NOTICE that the above-captioned stockholder derivative litigation (“Federal Action”) pending in the United States District Court for the Southern District of California (“Federal Court”), as well as the stockholder derivative litigation pending in the Superior Court of the State of California, County of San Diego (“State Court”) entitled McBride v. Hutcheson et al., Civil Action No. 37-2007-00081584-CU-MC-CTL (Cal. Sup. Ct. filed Nov. 13, 2007) (“State Action,” together with the Federal Action, the “Actions”), are being settled on the terms set forth in a Stipulation of Settlement dated May 14, 2010, (the “Stipulation”). This Notice is qualified in its entirety by reference to the text of the Stipulation, which is available from Plaintiffs’ Counsel listed below, at the Federal Court, and available on Leap’s website at http://investor.leapwireless.com. All capitalized terms herein have the same meanings as set forth in the Stipulation.
     PLEASE TAKE FURTHER NOTICE that on August 9, 2010 at 2:30 p.m., a hearing (the “Settlement Hearing”) will be held before Judge Michael M. Anello of the United States District Court of the Southern District of California, San Diego Division, at Edward J. Schwartz U.S. Courthouse, 940 Front Street, San Diego, CA 92101-8900, to determine: (1) whether the terms of the Settlement should be finally approved as fair, reasonable and adequate; (2) whether the Actions should be dismissed on the merits and with prejudice; (3) whether the payment of Plaintiffs’ Counsel’s attorneys’ fees, costs, and expenses in the agreed-to amount of $395,000 should be approved; and (4) such other matters as the Court may deem appropriate.
     The Actions were brought derivatively on behalf of Leap against certain current and former officers and directors of the Company for, among other claims, alleged breaches of fiduciary duties. All of the Defendants deny each and every allegation in the Actions. On August 22, 2008, the State Court stayed the State Action pending the resolution of the Federal Action. On September 29, 2009, by Amended Order, the Federal Court granted Leap’s motion to dismiss the Federal Action and denied as moot the Individual Defendants’ motion to dismiss the Federal Action. The Federal Court provided the Federal Plaintiff with leave to amend.
     Since that time, a settlement in principle of the Actions has been reached, subject to Federal Court approval. The terms of the Settlement provide, in part, for releases of Released Claims against the Released Parties, and for the adoption and implementation or continued implementation or observance of certain operational and corporate governance measures designed to address the allegations in the Actions.
     Pursuant to the Settlement, the Company will use commercially reasonable efforts to work with third party vendors to develop and phase-in a new integrated billing and provisioning system to replace its current systems. The Company will also perform user acceptance testing on the new system. The Company will also continue to maintain procedures by which customers may submit complaints. Other corporate governance measures include, among other things, designation of a compliance officer to review the processes and procedures implemented pursuant to the Settlement who will report regularly to the Audit Committee regarding compliance with the processes and procedures.
     If you are a current stockholder of Leap common stock and you wish to object or to appear at the Settlement Hearing to show cause regarding why the Settlement of Actions embodied in the Stipulation should not be approved as fair, reasonable and adequate, or why a judgment should or should not be entered hereon, or why the Fee and Expense Award should not be awarded, you must file a written objection or notice of intent to appear, stating all supporting bases and reasons for the objections; setting forth proof of current ownership of Leap stock as well as documentary evidence of when such stock ownership was acquired; and any documents or other evidence you wish the Federal Court to consider, with the Federal Court at the following address:
Clerk of the Court of the United States District Court of the Southern District of California,
San Diego Division, at Edward J. Schwartz U.S. Courthouse,
940 Front Street, San Diego, CA 92101-8900
To object and/or appear at the Settlement Hearing, you must also send a copy of such objection or notice of intent to appear, postmarked on or before July 26, 2010, to the Settling Parties’ counsel as follows:

Eric Zagar	Andrew J. Sokolowski
BARROWAY TOPAZ KESSLER	MILBERG LLP
MELTZER & CHECK, LLP	One California Plaza
280 King of Prussia Road	300 South Grand Ave., Suite 3900
Radnor, PA 19087	Los Angeles, CA 90071
(610) 667-7706-3004	(213) 617-1200

Co-Lead Plaintiffs Counsel	Co-Lead Plaintiffs Counsel

Pamela S. Palmer	Diane M. Walters
LATHAM & WATKINS LLP	WILSON SONSINI GOODRICH &
355 South Grand Ave.	ROSATI, Professional Corporation
Los Angeles, CA 90071-1560	650 Page Mill Road
(213) 485-1234	Palo Alto, CA 94304-1050
(650) 493-9300
Counsel for Nominal Defendant
Leap Wireless International, Inc.	Counsel for Individual Defendants
     Only stockholders who have filed with the Federal Court and sent to the Settling Parties’ counsel valid and timely written notices of objection and/or intent to appear will be entitled to be heard at the Settlement Hearing, unless the Federal Court otherwise so orders. Any stockholder who does not make an objection in the manner provided above shall be deemed to have waived any such objection.
     DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE

Dated: June 21, 2010	By Order of the United States District Court for the Southern District of California